Filed pursuant to Rule 424b3
Registration Statement No. 333-200812

PRICING SUPPLEMENT NO. 8

Dated January 12, 2017 to

PROSPECTUS SUPPLEMENT

Dated January 30, 2015 and

PROSPECTUS

Dated January 29, 2015

QUÉBEC

MEDIUM-TERM NOTES, SERIES A, FLOATING RATE NOTES DUE 2019

SUBJECT	FINAL PRICING DETAILS

Issuer:	Québec
Form:	SEC Registered Offering
Title of Securities:	Medium-Term Notes, Series A, Floating Rate Notes Due 2019 (“Series A Notes”)
Format:	SEC Registered-Registration Statement Number 333-200812
Ranking:	Direct, unconditional debt
Size:	USD$100,000,000 (new total outstanding issue size USD$1,000,000,000)
Trade Date:	January 12, 2017
Settlement Date:	January 23, 2017 (T+6)
Maturity Date:	July 21, 2019
Interest Payment Dates:	January 21, April 21, July 21 and October 21 of each year, subject to adjustment using Modified Following Business Day convention.
First Interest Payment Date:	April 21, 2017, subject to adjustment using the Modified Following Business Day convention. Interest will accrue from January 23, 2017.
Spread to 3 Month USD LIBOR:	+ 23bps
Price:	100.127%, plus accrued interest, if any, from January 23, 2017
Net Proceeds to Issuer	USD$100,077,000
Day Count:	Actual/360
Denominations:	US$5,000 and integral multiples of $1,000 for higher amounts
Sole Lead & Bookrunner:	BMO Capital Markets Corp.
Cusip/ISIN:	748149AL5 / US748149AL50
Redemption Price at Maturity:	100% of the principal amount
Listing and Admission to Trading:	Application will be made for the Series A Notes to be admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange on or as soon as possible after the closing of the issue. We cannot guarantee that this application will be approved, and settlement of the Series A Notes is not conditioned on obtaining the listing.
Delivery:	Delivery of the Series A Notes, in book-entry form, will be made through The Depository Trust Company on or about January 23, 2017.
Governing Law:	Québec and Canada
Prospectus and Prospectus Supplement:	Prospectus dated January 29, 2015, Prospectus Supplement dated January 30, 2015 and Pricing

Supplement No.7 dated July 14, 2016
Stabilization:	Reg M/FCA/ICMA
Fiscal Agent:	Citibank, N.A.
Other Terms:

Québec has agreed, as a term of the Series A Notes, that each year it will deposit into its sinking fund constituted by Ministerial Order no. FIN-11 dated June 12, 2012 (the “Sinking Fund”) an amount equal to at least 1% of the outstanding principal amount of the Notes. The funds to be deposited in the Sinking Fund will be drawn from the Consolidated Revenue Fund of Québec. The Minister may invest money from the Sinking Fund and may dispose of or terminate such investments according to their terms. The funds in the Sinking Fund will be used for repayment at maturity.

The Series A Notes may be repaid from the proceeds deposited in the Sinking Fund. However, Québec is under no obligation to apply proceeds of the Sinking Fund to repay any particular series, including the Series A Notes, and there is no limitation on the amount of debt that may be designated in this manner in respect of the Sinking Fund. The Series A Notes will not be redeemable for sinking fund purposes.

European Economic Area Legends

If and to the extent that this announcement is communicated in, or the offer of the Notes to which it relates is made in, any European Economic Area Member State that has implemented Directive 2003/71/EC (and amendments thereto, including Directive 2010/73/EU) (the “Prospectus Directive”) this announcement and the offer are only addressed to and directed at persons in that Relevant Member State who are qualified investors within the meaning of the Prospectus Directive (or who are persons to whom the offer may lawfully be addressed) and must not be acted upon by other persons in that Relevant Member State.

This announcement, the prospectus supplement and the prospectus have been prepared on the basis that any offer of Notes in any member state of the European Economic Area which has implemented the Prospectus Directive (a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to publish a prospectus for offers of the Notes. Accordingly, any person making or intending to make any offer in that Relevant Member State of the Notes that are the subject of the offering contemplated in the prospectus dated January 29, 2015, the prospectus supplement dated January 30, 2015 and the pricing supplement for the Notes must only do so in circumstances in which no obligation arises for Québec or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer. Neither Québec nor the underwriters have authorized, nor do they authorize, the making of any offer of the Notes in circumstances in which an obligation arises for Québec or the underwriters to publish a prospectus supplement or prospectus for such offer. None of this announcement, the pricing supplement, the prospectus supplement nor the prospectus have been approved as a prospectus by a competent authority in any Relevant Member State and accordingly none is a prospectus for the purposes of the Prospectus Directive. This announcement does not constitute or form part of any offer or invitation to sell the Notes and is not soliciting any offer to buy the Notes in any jurisdiction where such offer or sale is not permitted.
United Kingdom Legend	This announcement is only for distribution to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order or (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, as amended) in connection with the issue and sale of any Notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “Relevant Persons”). The Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Notes will be engaged in only with, Relevant Persons. Any person who is not a Relevant Person should not act or rely on this announcement or any of its contents.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASCRIBED THERETO IN THE PROSPECTUS SUPPLEMENT.

RECENT DEVELOPMENTS

The information set forth below does not purport to be complete and supplements, and is qualified in its entirety by, the more detailed information contained in Québec’s Annual Report on Form 18-K for the fiscal year ended March 31, 2016, as amended, and the other documents incorporated by reference in the basic prospectus. See “Where You Can Find More Information” in this pricing supplement no. 8.

Recent Economic Developments in 2016

The following table shows the changes in the main economic indicators for Canada and Québec through the latest period reported over the comparable period in the preceding year:

Latest Period	Percentage Changes Through Latest Period Reported Over Comparable Period in Preceding Year(1)

	Reported	Canada	Québec
GDP:
Real GDP (chained 2007 dollars)	September	1.0(2)	1.8
Merchandise exports (2007 prices)	October	0.6(3)	-2.6
Retail trade	October	3.8	4.2
Housing starts	December	1.2	2.7
Value of manufacturers’ shipments	October	0.4	-1.7
Employment	December	0.7	0.9
Consumer Price Index(4)	November	1.2	0.6

	Latest Month Reported	Percentage of Labor Force
		Canada	Québec
Unemployment rate	December	7.0	7.1
(1)	Seasonally adjusted average of months available except for Consumer Price Index.
(2)	October.
(3)	November.
(4)	Year over year change, not seasonally adjusted.

Sources: Statistics Canada, Canada Mortgage and Housing Corporation and the Institut de la statistique du Québec.

Economic Assumptions

The projections in the Québec Economic Plan – October 2016 Update reflect the following assumptions regarding the economy of Québec for 2016.

Economic Assumptions included in the Québec Economic Plan – October 2016 Update

(in percentage)

Percentage Change over 2015

GDP
At current market prices	2.6
In chained 2007 dollars	1.4
Household income	3.0
Business non-residential capital expenditures (2007 prices)	-1.9
International exports (2007 prices)	-0.5
Household Consumption (2007 prices)	1.9
Labor force	0.1
Employment	0.9(1)

Average Rate

Unemployment rate	7.1(1)
Note:	Economic assumptions, such as those included in the table above in this report and in all amendments to this report, are developed by Québec and are a necessary part of the budget process. Actual results may differ materially from these assumptions.

(1)	Observed data.

Source : Ministère des Finances du Québec.

Where You Can Find More Information

We file annual reports, amendments to annual reports and other information with the U.S. Securities and Exchange Commission (“SEC”). These reports include financial information about us and may be accompanied with exhibits.

You may read and copy any document we file with the SEC at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The registration statement and the exhibits and schedules to the registration statement are also available through the SEC’s website at http://www.sec.gov.

You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington address or, without charge, from us at the address listed below.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to those documents. We incorporate by reference the documents listed below:

•	our Annual Report on Form 18-K for the year ended March 31, 2016, filed on May 26, 2016;

•	our Report on Form 18-K/A filed on March 21, 2016, which includes excerpts from our 2016-2017 Budget;

•	our Report on Form 18-K/A filed on July 6, 2016, August 22, 2016, September 6, 2016, October 11, 2016, October 31, 2016, November 7, 2016, December 5, 2016; and

•	the pricing supplement No. 7 dated July 14, 2016, filed on July 15, 2016.

We also incorporate by reference all our future annual reports and amendments to annual reports, and any other information we file with the SEC pursuant to Sections 13(a) and 13(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we sell all of the Securities. Each time we file a document with the SEC that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents. All of these documents incorporated by reference are filed with the SEC under File No. 2-86339.

You may request a free copy of the annual reports, amendments to annual reports and other information mentioned above by writing to the following address:

Québec

Ministère des Finances

Documentation financière et conformité

Bureau 2.33

12 rue Saint-Louis Québec, Québec

Canada G1R 5L3;

Tel.: (418) 643-8141

Fax: (418) 528-0984

We are responsible for the information incorporated by reference or contained in the prospectus, the prospectus supplement, this preliminary pricing supplement and any related free writing prospectus we prepare or authorize. We have not authorized anyone to provide you with different or additional information, and we take no responsibility for any other information that others may give you. We are not making an offer of the Series A Notes in any state where the offer is not permitted by the law. You should not assume that the information in the prospectus, the prospectus supplement or this preliminary pricing supplement is accurate as of any date other than the date on the front of those documents.